Transcript of
Winthrop Realty Trust (FUR)
Q4 Earnings Conference Call
March 12, 2008

Operator: Greetings and welcome to the Winthrop Realty Trust Fourth Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Beverly Bergman, Vice President, Director of Investor Relations for Winthrop Realty Trust. Thank you. Ms. Bergman, you may begin.

Beverly Bergman, Investor Relations

Thank you, Manny, and good afternoon, everyone. Welcome to the Winthrop Realty Trust conference call to discuss our fourth quarter and full year 2007 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Peter Braverman, President; Tom Staples, Chief Financial Officer; and other members of the management team.

A press release was distributed this morning, March 12th, and will be furnished on a Form 8-K with the SEC. If you did not receive a copy, these documents are available on Winthrop's website at winthropreit.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access on the site's News and Events section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in Winthrop's filings with the SEC. Winthrop does not undertake a duty to update any forward-looking statements.

Please note that in the press release, Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found on page 5 of the press release.

I'd now like to turn the call over to Michael Ashner for his opening remarks. Please go ahead, Michael.

Michael L. Ashner, Chairman and Chief Executive Officer

Thanks, Beverly. Good afternoon, everyone, and thank you for joining us on today's conference call. We are pleased with our overall performance and operational benchmarks achieved for 2007. The company's results reflect its consistently conservative capital markets approach aligned with a disciplined and opportunistic investment strategy.

Tom and Peter will review our financial and operating results with you in greater detail, as well as highlight certain achievements for the year. Before that however, I would like to comment on our outlook for the marketplace, how we are positioned within the environment, where we see opportunities going forward.

Wrapping up 2007, I think we all agree this was a volatile and therefore very challenging year. The rapid decline and resulting logjam in the credit markets culminated in decreased liquidity throughout all real estate markets. For those of us who have seen this type of correction before, this dramatic change is not a surprise. I know that a number of our peers report that they do not anticipate seeing a return to more rational markets conditions in 2008. I agree with this assessment, but may be even more pessimistic. Given our view of current conditions, I am reluctant at this stage to place a timeframe on when the credit markets will restore. Having said that, the question is how does this current market environment impact the company and how we do business?

First, we continue to be extraordinarily patient and persistent in our approach to real estate investment. We have focused only on conservative income producing real estate equity and debt opportunities, limiting ourselves to multifamily, retail, warehouse, and office investments. As in the past, we continue to avoid any residential, specialty, developmental, transformational, or unconventional real estate investments. We invest only in those assets in which we have historical management expertise and where there's a large pool of potential buyers.

Presently we have not seen substantial cap rate expansion with respect to types of assets in the markets in which we desire to invest. On the other hand, the non-availability of credit and mortgage debt has created significant opportunities within the debt market. Ultimately, we anticipate that the credit market dislocation should impact on cap rates, real estate values, and thus real estate equity opportunities. Frankly, we prefer to invest in volatile markets dislocated such as this one, which is currently emerging.

We have dedicated substantial resources into expanding our Concord Debt platform. With the absence of liquidity, it's creating real estate investment opportunities. This is our 50/50 joint venture with Lexington Realty Trust, through which we invest in real estate debt. Together with Lexington, we have jointly invested approximately $310 million, of which $50 million was invested in the fourth quarter of 2007. To date Concord is executing within our expectations and produced a 10% overall return on investment for 2007. We expect that this portfolio of approximately $1.2 billion of loans will provide improved returns as new capital is deployed and old capital is recycled at higher yields.

Of particular importance to us was strengthening Concord's balance sheet. To that end, we focused a substantial amount of our efforts on extending where necessary Concord's financial obligations in 2000 and 2008. As a result, presently approximately 91% of Concord's financial obligations are locked in and termed out for between three to nine years. Additionally and as we've communicated, we've entered into a new three-year $100-million revolver to execute on additional opportunities. Consequently we believe we've taken the necessary steps to ensure both sufficient liquidity and reduce near-term exposure to that platform. We think we are where we need to be and are reasonably well positioned to capitalize on the opportunities that become available.

With respect to our investment in Lexington, I will let Tom detail the accounting treatments which impacted our financial results for 2006 and 2007. We originally received shares in Newkirk Realty Trust, which as you may recall was subsequently merged into Lexington valued at $70 million, in exchange for $50 million in cash and the assignment of certain exclusivity rights relating to net lease assets. The market value of our Lexington shares as of yesterday's close was $54 million. During 2007, we received dividends on our Lexington shares totaling $12.6 million, of which 7.35 related to a onetime special dividend or a 25.2% return on the cash portion of our $50 million. Further, assuming Lexington maintains its announced quarterly dividend throughout 2008, we will receive a coupon of approximately 9.25% on the cash invested in those shares.

I will now turn the call over to CFO, Tom Staples, to provide a review of our financial results. Tom?

Thomas Staples, Chief Financial Officer

Thanks, Michael. In addition to reviewing our overall financial results, I will also briefly review highlights from each of our business segments.

A number of non-cash items negatively impacted our revenue and net income for 2007, as well as positively impacted similar amounts in 2006. These noncash items were primarily: one, the recognition at December 31, 2007 of an other-than-temporary impairment loss of approximately 18.2 million primarily on the company's shares held in Lexington Realty Trust; two, the recognition at December 31, 2006 of noncash income of approximately 18.8 million related to the company's shares held in Lexington; three, 5.5 million related to the company's 50% share of an $11 million other-than-temporary noncash impairment on certain bonds held by Concord, which Concord plans to hold to maturity; and four, a $2-million reduction related to amortization of certain in-place leases.

I want to reiterate that the change in the market value of these investments has always been reflected in our quarterly balance sheet and that Concord bonds are performing from a cash flow standpoint. These items effectively created a negative swing in earnings of approximately 44.5 million for the comparable year-to-year and quarter-to-quarter periods. Excluding these onetime noncash items, net income was 1.4 million and 28.3 million respectively, or $0.02 or $0.43 per share respectively for the quarter and year ended December 31, 2007.

Our net income was further reduced as a result of increased interest expense in 2007 compared to 2006 of approximately 2.8 million related to special dividends paid on account of our preferred shares, which we account for as debt.

Overall, we reported gross revenues of 10.3 million for the quarter ended December 31, 2007, a decrease from the 14.7 million reported for the quarter ended December 31, 2006. For the year ended December 31, 2007, total gross revenues decreased slightly to 51.6 million compared to 53 million for the prior year. Total cash from our operating activities was 22.2 million.

In the fourth quarter, as a result of the previously mentioned impairments, we incurred a net loss of 24.4 million or approximately $0.37 per share. For the year, net income was 2.4 million or $0.04 per share.

Total FFO for the fourth quarter of 2007 was a negative-15.9 million or a negative-$0.24 per diluted share, compared with 19.8 million or $0.25 for the fourth quarter of 2006. FFO for the full year 2007 was 24.8 million or $0.28 per diluted share as compared to 48.6 million or $0.70 per diluted share for the full year of 2006. Excluding solely the noncash impairment charge related to the Lexington Realty shares, FFO would have been approximately 43 million or $0.49 per diluted share, or 2.3 million and $0.03 for the quarter ended December 31, 2007.

Net operating income for our properties was approximately 30,705,000 for the year ended December 31, 2007, only slightly below 32,192,000 for the year ended December 31, 2006. This slight decrease was primarily due to accounting losses incurred on our equity investments in two properties held in ventures with Sealy, which had positive cash flow, but which recognized losses for accounting purposes due to depreciation and amortization charges.

Revenue from our loan assets and loan securities increased by 4.4 million to approximately 25,811,000 for the year ended December 31, 2007 from 21,318,000 for the year ended December 31, 2006. This increase was primarily the result of Concord being fully operational in 2007 as opposed to ramping up in 2006, as well as an increase in earnings from preferred equity investments due to sales of two properties in the Marc Realty portfolio, which generated return on equity investment of approximately 6.4 million excluding interest.

We've already discussed the noncash items that impacted income from investments in REIT equity interests. Excluding these noncash items, for the full year 2007 income from investments in REIT equity interests increased by $4 million from 2006 due to an increase in dividend income of approximately 1.9 million primarily due to dividend income recognized in our investment in Lexington and an increase in gain on sale of real estate securities of nearly $2.1 million.

The gain on sale of real estate securities consisted primarily of 9,750,000 from the America First Apartment Investors sales in 2007 and 7,839,000 from the sale of the sizable property investors stock in 2006.

At December 31, 2007, we held REIT equity interest that we acquired for an aggregate of 51.8 million in cash, plus the assignment of exclusivity rights relating to the net lease assets, which had a market value at December 31, 2007 of 51.8 million.

Turning to liquidity, as of December 31, 2007 the company had cash and cash equivalents of approximately 36.7 million, consisting of approximately 30 million in cash and 6.7 million in cash equivalents with maturities of less than 90 days. Additionally, the company had $70 million available under its existing credit facility. Further, as Peter will discuss momentarily, we also expect to raise additional funds through our rights offering.

The company's Board declared a regular quarterly cash dividend of $0.065 per common share and a special dividend of $0.18 per common share during the fourth quarter of 2007, both of which were paid on January 15th 2008. The company currently pays an annualized dividend of $0.26 per share excluding any special dividends.

That concludes our financial review. With that, I'll turn the call over to Peter Braverman. Peter?

Peter Braverman, President

Thank you, Tom. Hello everyone. I'd like to highlight our key achievements for the year:

During the year we disposed of securities held in other REITs resulting in a gain of $10,187,000 on our original investment of $13,817,000. We received total cash dividends of $12.8 million on investments in other REITs with a market value at year end of $51.8 million. $10 million of these dividends were accounted for as return of capital as opposed to revenue. We increased the quarterly dividend to $0.065 and declared total dividends, inclusive of special dividends, of $0.43.

Now for some operating highlights.

At our Orlando property we extended the lease through 2017 and obtained mortgage financing of $40 million. We entered into 10-year lease term on our Warrenville, Illinois asset. In Chicago we acquired a 60% interest in 241,000 square feet of commercial space plus/including a 133-space indoor parking garage, through our Marc Realty joint venture. We also acquired a 50% interest in 13 light distribution and service center properties in Nashville, Tennessee through our Sealy portfolio. We disposed of 2 properties within the Marc Realty portfolio over the course of the year resulting in an overall return of 28.3% on these mezzanine loans and equity interests relating to such properties. Since formation of the venture, we have disposed of 6 properties for an overall return on these properties of 23.6%. Finally, we earned $562,000 in promoted interest on a $9,800,000 investment in a receivable loan.

At December 31, 2007, our portfolio comprised 9.5 million square feet of space, including properties within the Marc Realty and Sealy portfolios, and 230 rental units at a multi-family property. The Marc Realty portfolio consisted of one first mortgage bridge loan, two participating second mortgage loans and 19 convertible mezzanine loans, together with an equity investment in each mezzanine borrower, totaling approximately $73,255,000.

Turning to Concord, and as Michael communicated, this platform is executing within our expectations, and provided a 10% overall return on investment for 2007.

As of December 31st, we and Lexington had both contributed $157.4 million to Concord, which in turn had acquired approximately $1.2 billion in assets. During the fourth quarter, Concord made investments which included $97.5 million B-notes and $20 million of mezzanine loans. The portfolio generated net income of $21.2 million for the year ended December 31, 2007 excluding the other than temporary impairment described earlier. Our existing pool of assets is performing as anticipated, with no delinquencies across the asset base other than our $44 million interest in the most senior level mezzanine loan collateralized by four New York City office buildings owned by Harry Macklowe for which we believe there is sufficient value to fully satisfy our loan.

That's it for the Company's highlights for the year. To conclude, in 2007 the Company posted a solid year in operations and performance. We have in place a high quality real estate platform and tenant base. Our business segments have performed well and within our expectations. We also have positioned ourselves to navigate current market conditions and to realize additional opportunities that we see going forward in our Marc Realty and Concord business segments.

In January 2008, the Company filed a registration statement with the SEC for a proposed rights offering to holders of its Common Shares of Beneficial Interest and holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest. Upon the effectiveness of the registration statement, the Company intends to distribute non-transferable subscription rights to subscribe for and purchase up to a minimum of 8,845,036 of its common shares of beneficial interest to holders of record as of the record date for a price which has not yet been determined.

Further, the Company has a shelf" registration on file covering the issuance of up to $256,388,000 of additional equity or debt securities. Overall, we remain committed to a very conservative approach to operations and an opportunistic investment strategy. That's our signature. With that we will turn the call over to the operator for your questions.

Operator: Thank you. We will now conduct the question and answer session. [Operator Instructions]. Our first question comes from Jeff Langbaum with Bear Stearns. Please proceed with your question.

Q - Jeffrey Langbaum

Hey, guys, how are you doing? I wanted to just - first of all, it was a little bit hard to hear Peter, so hopefully I didn't miss anything and hopefully you didn't touch on this. But could you talk a little bit more about kind of what the operations are looking like at the property level, both within your net lease portfolio and then also within the Marc and Sealy JVs, and then also really a little bit more detail on kind of what the performance metrics look like with the stuff you hold within Concord? Thanks.

A - Peter Braverman

Well, let's start with - our overall occupancy across the board including Sealy and Marc and the consolidated properties is slightly less than 90%. The consolidated properties, they're actually close to 96%, the Sealy portfolio was around 89%, and the Marc portfolio is between 80% and 84%, keeping in mind that many of the properties that we have there are acquired with a turnaround nature. So the stabilized properties are performing well, and the other one's performing as expected, but don't tend to bring down the overall average. But that is within expectations and within our goals.

Our tenant base is strong in the consolidated property. We actually have in excess of 50% of the tenants are investment grade. So across the board on all our real estate properties, I think they're performing well. They're performing at or better than budget. And with respect to 2008, I think it looks like a solid year.

You asked a question with respect to the Marc portfolio and Sealy portfolio - Sealy portfolio is performing as expected and been a pleasant investment for us and we report other types of investments like that. With respect to the Marc portfolio, as I stated, that is performing quite well and it's working the way we had expected. The business buys properties, we convert them and then move forward. And there was one another question you asked me - Michael, [inaudible] (22.25).

A - Michael Ashner

Is there a specific question you had? Is there more color we can give you on Marc? Marc has been one of the best performing investments we have had. It's a business platform in which you buy underperforming assets at a very low price. You invest in leasing them up. You then finance your equity out or sell the assets. And it really has been a platform which is a gift that keeps on giving. Sealy is a turnaround joint venture partner. They're doing very well. We're on budget and on target with them.

Q - Jeffrey Langbaum

What is the outlook look like within Marc though in terms of - you just mentioned the finance your equity out or sell the assets. I'm guessing that's not very easy to do right here.

A - Michael Ashner

Well, right now, I guess Marc is like any other business. We're looking to expand Marc because in this credit environment, we think there's going to more opportunities in Chicago, so there will be net buyers of buildings, I suspect in the next couple of years with Marc.

A - Peter Braverman

Keeping in mind that with respect to the Marc portfolio, the structure that we have is as a mezzanine loan, equity interest position. So it provides a current return each year, on a consistent basis regardless of sale or non-sale of properties. The viability of that asset is not one creating us having to sell. That's recurring income for us.

Q - Jeffrey Langbaum

The coverage on those preferred positions is good with the...

A - Michael Ashner

The leverage ahead of us is very modest. I suspect - Don't hold me exactly to it; I would expect the investment is, exclusive of our mezzanine loan, less than 50% levered across the board. The last question I believe you asked with respect to Concord...

Q - Jeffrey Langbaum

Yeah.

A - Michael Ashner

I think the key metric may be that we were in the 10% cash-and-cash return in this year. Have to understand one thing about Concord. Concord is in essence in 2007 was a startup. Substantially all of our startup costs were expensed in 2007. So a 10% return after building from almost scratch, a $1.2 billion platform is one in which we take some level of pride. We expect the returns to continue to grow in 2008 because as I have stated, a lot - in the first case those costs would be non-occurring let alone non-recurring. And as we recycle and redeploy capital, we're doing it at higher yields.

Q - Jeffrey Langbaum

Within the securities held in the portfolio, obviously you had the one write-down this quarter. Are there any performance issues on the specific securities you hold in there?

A - Michael Ashner

No, all of our bonds are performing. There's no - nothing is in default except as Peter mentioned the maclo loan. But we're in the - as you may - as someone who follows us, we're in the mezz one class, so I'm very confident we're going to be paid in full. But, look, and candidly the lesson to be learned is in this market - bonds get dinged. With respect to our bond portfolio, 92% is investment grade as rated by one of the agencies.

Q - Jeffrey Langbaum

Okay. One final housekeeping question. When do you expect the K to be filed?

A - Michael Ashner

Friday.

Q - Jeffrey Langbaum

Friday?

A - Michael Ashner

- Monday, Monday. Excuse me, Monday.

Q - Jeffrey Langbaum

Monday, okay. All right, that's all. Thank you.

Operator: [Operator Instructions]. There are no further questions at this time. I will now turn the floor back over to management for any closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

Great. I want to thank everyone again for joining us this afternoon. We appreciate your participation and support. In addition, management welcomes your input and questions concerning the company and its business. Feel free to call me at any time, or Peter or Tom for that matter. If you would like to receive our quarterly supplemental package, please contact Bev Bergman in our offices. You'll find her very helpful. You can also find additional information about us on our website, www.winthropreit.com. In addition, please feel free to contact myself or other members at anytime as you care to. Have a good afternoon. Thank you.

Operator: This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.